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                                                                    EXHIBIT 23.4






INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Gray Communication Systems, Inc. on Form S-8 of our report dated May 12, 1995, on the balance sheet of WRDW-TV (an operating station of Television Station Partners, L.P.) as of December 31, 1994 and the related statements of income, partnership's equity and cash flows for the years ended December 31, 1993 and 1994, appearing in the Prospectus, dated September 24, 1996, of Gray Communications Systems, Inc. filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.


DELOITTE & TOUCHE LLP
New York, New York
November 4, 1996